                                                                    EXHIBIT 2(e)



                           STOCK PURCHASE AGREEMENT


                                 DATED AS OF

                                JULY 26, 1997

                           BY AND BETWEEN ABC, INC.

                                     AND

                       HARTE-HANKS COMMUNICATIONS, INC.

TABLE OF CONTENTS

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                                                                           ----

ARTICLE I....................................................................1
     Section 1.1 Defined Terms...............................................1
     Section 1.2 Other Terms.................................................5

ARTICLE II...................................................................6
     Section 2.1 The Stock Purchase..........................................6
     Section 2.2 The Purchase Price..........................................6
     Section 2.3 Purchase Price Adjustment...................................6
     Section 2.4 The Closing.................................................7

ARTICLE III..................................................................8
     Section 3.1 Organization and Qualification..............................8
     Section 3.2 Capitalization..............................................8
     Section 3.3 Authority and Validity of Agreement.........................9
     Section 3.4 Consents and Approvals......................................9
     Section 3.5 No Violation................................................9
     Section 3.6 Financial Statements........................................9
     Section 3.7 Assets.....................................................10
     Section 3.8 Compliance with Law; Environmental Matters.................10
     Section 3.9 Litigation.................................................11
     Section 3.10 Employee Benefit Matters..................................11
     Section 3.11 Taxes.....................................................12
     Section 3.12 Intellectual Property.....................................13
     Section 3.13 Contracts.................................................13
     Section 3.14 Labor Matters.............................................13
     Section 3.15 Brokers and Finders.......................................13
     Section 3.16 Absence of Certain Changes................................13
     Section 3.17 No Misstatements/Omissions................................14

ARTICLE IV..................................................................14
     Section 4.1 Organization and Qualification.............................14
     Section 4.2 Authorization and Validity of Agreement....................14
     Section 4.3 Consents and Approvals.....................................14
     Section 4.4 No Violation...............................................15
     Section 4.5 Funding....................................................15
     Section 4.6 Investment Representation; Business Investigation..........15
     Section 4.7 Brokers and Finders........................................15

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
                                                                           Page
                                                                           ----

ARTICLE V...................................................................16
     Section 5.1 Access to Information......................................16
     Section 5.2 Conduct of Seller..........................................16

ARTICLE VI..................................................................17
     Section 6.1 Compensation and Benefits..................................17
     Section 6.2 Permits....................................................19
     Section 6.3 Closing Date Transactions..................................19

ARTICLE VII.................................................................19
     Section 7.1 Efforts....................................................19
     Section 7.2 Certain Filings............................................20
     Section 7.3 Public Announcements.......................................20
     Section 7.4 Filing of Tax Returns and Payment of Taxes.................20
     Section 7.5 Apportionment..............................................21
     Section 7.6 Cooperation and Books and Records..........................21
     Section 7.7 Notice of Audit............................................21
     Section 7.8 Nature and Survival of Representations and Warranties;
                 Indemnifications, Etc......................................21
     Section 7.9 Exclusive Remedies.........................................24
     Section 7.10 Tax Contests..............................................24
     Section 7.11 Notices of Certain Events.................................25
     Section 7.12 Implied Warranties........................................25
     Section 7.13 Section 338 Matters.......................................25

ARTICLE VIII................................................................26
     Section 8.1 Conditions to Obligations of Each Party....................26
     Section 8.2 Conditions Precedent to the Obligations of Seller..........26
     Section 8.3 Conditions Precedent to the Obligations of Buyer...........27

ARTICLE IX..................................................................27
     Section 9.1 Termination................................................27
     Section 9.2 Effect of Termination......................................28

ARTICLE X...................................................................28
     Section 10.1 Notices...................................................28
     Section 10.2 Entire Agreement..........................................29

                                                                           Page
                                                                           ----

    Section 10.3 Assignment; Binding Effect.................................29
    Section 10.4 Fees and Expenses..........................................30
    Section 10.5 Amendments.................................................30
    Section 10.6 Waivers....................................................30
    Section 10.7 Severability...............................................30
    Section 10.8 Captions...................................................30
    Section 10.9 Counterparts...............................................30
    Section 10.10 Governing Law.............................................31
    Section 10.11 Limitations of Remedies...................................31
    Section 10.12 Representation By Counsel; Interpretation.................31

                            STOCK PURCHASE AGREEMENT



     THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into this 26th day of July, 1997, by and between ABC, Inc., a New York corporation ("Seller"), and Harte-Hanks Communications, Inc., a Delaware corporation ("Buyer").

                                    RECITALS

     WHEREAS, the Boards of Directors of Buyer and Seller have approved, and deem it advisable and in the best interests of their respective stockholders that Buyer acquire, and Seller divest itself of, certain publishing businesses of Seller, which businesses are owned by Sutton Industries, Inc., a Delaware corporation and a wholly owned subsidiary of Seller ("Sutton"), and Pennypower of Kansas, Inc., a Delaware corporation and a wholly-owned subsidiary of Seller ("Pennypower"), pursuant to the terms and conditions set forth in this Agreement; and

     WHEREAS, the Boards of Directors of Buyer and Seller have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the transactions contemplated by this Agreement; and

     WHEREAS, Buyer and Seller desire to make, and have relied upon, certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1.1 Defined Terms. When used in this Agreement, the following terms shall have the meanings set forth in this Article I. All article and section numbers used in this Agreement refer to articles and sections of this Agreement unless otherwise specifically described.

     "AFFILIATE" means, with respect to any specified Person, a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, including, without limitation, each Subsidiary.

     "BALANCE SHEETS" means the unaudited statements of assets and liabilities of Sutton as of June 25, 1997 and of Pennypower as of June 22, 1997, as applicable.

     "BENEFIT PLANS" means all employee benefit plans (as defined in ERISA) and other benefit arrangements covering employees of the Companies, other than multiemployer plans (as defined in Section 3(37) of ERISA) and any trust, escrow or other related agreement pertaining to such plans and arrangements.

     "BUYER BY-LAWS" means the by-laws of Buyer, as amended.

     "BUYER CHARTER" means the Certificate of Incorporation of Buyer, as amended.

     "BUYER DISCLOSURE SCHEDULE" means the Disclosure Schedule delivered by Buyer to Seller simultaneously with the execution and delivery of this Agreement.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMPANY" means Sutton or Pennypower and, unless the context otherwise requires, their respective Subsidiaries, as applicable, and "COMPANIES" means both Sutton and Pennypower and, unless the context otherwise requires, their respective Subsidiaries.

     "COMPANY BY-LAWS" means the by-laws of Sutton, as amended or the Bylaws of Pennypower, as amended, as applicable.

     "COMPANY CHARTER" means the Certificate of Incorporation, as amended, of Sutton or Pennypower, as applicable.

     "COMPANY COMMON STOCK" means the Sutton Common Stock and the Pennypower Common Stock.

     "CONTRACT" means any written note, debenture, bond, mortgage, indenture, lease, contract, agreement, obligation or commitment.

     "ENVIRONMENTAL LAWS" means any applicable federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction, each as in effect on or prior to the Closing Date, relating to the environment, safety or health or to any Hazardous Substance.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" means any entity which, together with Seller or Buyer, as the case may be, would be treated as a single employer under Section 414(b) or (c) of the Code.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "FINAL DETERMINATION" means the final resolution of liability for any Tax for a Taxable Period, including any related interest or penalties, (i) by Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable form under the laws of other jurisdictions; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Taxing Authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.

     "FINANCIAL STATEMENTS" means the Balance Sheets of the Companies (as defined above) together with the unaudited statements of income of Sutton for the year ended September 25, 1996 and the interim period ended June 25, 1997 and of Pennypower for the year ended September 22, 1996 and the interim period ended June 22, 1997.

     "GOVERNMENTAL ENTITY" mean any government or any court, arbitral tribunal administrative agency or commission or other governmental or other regulatory authority or agency, federal, state, local or foreign.

     "HAZARDOUS SUBSTANCE" means any substance, waste or material (including petroleum, its derivatives, by-products and other hydrocarbons) that is listed or defined as toxic, radioactive or hazardous by, and is regulated under, any Environmental Law.

     "INTELLECTUAL PROPERTY" means domestic and foreign patents, patent applications, inventions, invention disclosures, trademark and service mark applications, registered trademarks, registered service marks, copyrights, trademarks, service marks, trade names, material trade secrets, know-how, formulae and processes and all other similar items of intellectual property.

     "IRS" means the Internal Revenue Service.

     "KNOWLEDGE" means the actual knowledge of the executive officers of Seller (which shall be deemed to include the actual knowledge of the executive officers of the Companies) or Buyer, as the case may be.

     "LIEN" means any adverse claim, restriction on voting or transfer or pledge, lien, charge, encumbrance or security interest of any kind.

     "MATERIAL ADVERSE EFFECT" with respect to any Person means a material adverse effect on the business, results of operations or financial condition of such Person and such Person's

Subsidiaries, if any, taken as a whole.

     "NET WORTH" means "total assets" minus "total liabilities" (excluding any deferred income tax assets or liabilities), as such terms are used on the Balance Sheets of the Companies.

     "OTHER FILINGS" means any filings (other than under the HSR Act) required to be filed by Seller or Buyer with any Governmental Entity under the Securities Act, the Exchange Act, any stock exchange rule or any other federal, state, local or foreign laws in connection with the transactions contemplated hereby.

     "PENNYPOWER COMMON STOCK" means the common stock of Pennypower.

     "PERMIT" means any license, franchise, permit, consent, concession, order, approval, authorization or registration from, of or with a Governmental Entity.

     "PERMITTED LIENS" means any Liens (i) reflected or referred to in the Balance Sheets or the notes thereto, (ii) referred to in the Seller Disclosure Schedule, (iii) for Taxes that are (a) not yet due or payable or delinquent or
(b) being contested in good faith and for which adequate reserves have been set aside, (iv) that constitute mechanics', carriers', workers' or like liens or
(v) that do not secure indebtedness and, individually or in the aggregate, would not materially interfere with the operation or business of the Companies as currently conducted or proposed to be conducted by the current management of the Companies.

     "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Entity.

     "POST-CLOSING STRADDLE PERIOD" means the portion of any Straddle Period that begins on the day after the Closing date.

     "PRE-CLOSING PERIOD" means any Taxable Period, or portion thereof, that ends on or before the Closing Date, including any Pre-Closing Straddle period.

     "PRE-CLOSING STRADDLE PERIOD" means the portion of any Straddle Period that ends on the Closing Date.

     "SEC" means the Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "SELLER BY-LAWS" means the by-laws of Seller, as amended.

     "SELLER CHARTER" means the Certificate of Incorporation of Seller, as amended.

     "SELLER DISCLOSURE SCHEDULE" means the Disclosure Schedule delivered by Seller to Buyer simultaneously with the execution and delivery of this Agreement.

     "STRADDLE PERIOD" means any Taxable Period that begins before the Closing Date and ends after the Closing Date.

     "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company or partnership of which such Person owns, either directly or through its Subsidiaries or affiliates, more than 50% of (i) the total combined voting power of all classes of voting securities of such corporation or (ii) the capital or profit interests therein in the case of a partnership or limited liability company.

     "SUTTON COMMON STOCK" means the common stock of Sutton.

     "TAX" (including with correlative meaning, the terms "TAXES" and "TAXABLE") means all forms of taxation, whenever created or imposed, whether imposed by a local, municipal, state, foreign, federal or other governmental body or authority, and, without limited the generality of the foregoing, shall include income, gross receipts, ad valorem, excise, value-added, sales, use, transfer, franchise, license, stamp, occupation, withholding, employment, payroll, property or environmental tax or premium, together with any interest, penalty, addition to tax or additional amount imposed by any governmental body or authority responsible for the imposition of any such tax (a "TAXING AUTHORITY").

     "TAX BENEFIT" means the amount of the reduction in an indemnified party's liability for Taxes realized (including recoveries of Taxes through the carryover of net operating losses or reductions in Taxes attributable, in whole or in part, to basis adjustments) as a result of the payment or accrual of any loss, expense or Tax.

     "TAX COST" means the amount of the increase in an indemnified party's liability for Taxes (including decreases in Tax refunds and credits) as a result of the receipt of indemnification payments hereunder.

     "TAXABLE PERIOD" means any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any applicable statute, rule or regulation.

     "TAX RETURN" means any return, report, statement, information statement and the like required to be filed with any Taxing Authority.

     "TERMINATION DATE" means October 31, 1997.

     SECTION 1.2 OTHER TERMS. Other terms may be defined elsewhere in this Agreement and, for the purposes of this Agreement, those other terms shall have the meanings specified in those other portions unless the context requires otherwise. Meanings specified in this Agreement shall be applicable to both the singular and plural forms of such terms and to the masculine, feminine and neuter genders, as the context requires.

                                   ARTICLE II

                               THE STOCK PURCHASE

     Section 2.1 THE STOCK PURCHASE. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 2.3), Seller shall transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller 10 shares of Sutton Common Stock, and 1,000 shares of Pennypower Common Stock representing all issued and outstanding shares of Company Common Stock, solely in exchange for the Purchase Price (as defined below).

     Section 2.2    THE PURCHASE PRICE.

             (a) Subject to Subsection 2.3 below, the total purchase price for all of the issued and outstanding shares of Company Common Stock shall be One Hundred Four Million Dollars ($104,000,000) (the "Purchase Price").

     Section 2.3    PURCHASE PRICE ADJUSTMENT.

             (a) CLOSING BALANCE SHEET. Not later than ninety (90) days after the Closing, Buyer shall deliver to Seller a balance sheet of the Companies (in the aggregate) as of the close of business on the Closing Date (the "Closing Balance Sheet") prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") but reflecting the same adjustments, exclusions or other modifications or deviations from GAAP as are reflected in the Balance Sheets of the Companies. Following delivery of the Closing Balance Sheet, Buyer shall provide to Seller, for purposes of reviewing such balance sheet, reasonable access during normal business hours to the books and records of the Companies relating to the Closing Balance Sheet and the workpapers of Buyer's accountants used in the preparation of the Closing Balance Sheet. Seller shall have sixty (60) days following delivery to Seller of the Closing Balance Sheet during which to notify Buyer of any dispute of any item contained in the Closing Balance Sheet, which notice shall be in writing and shall set forth in reasonable detail the basis of such dispute. If Seller either (i) fails to notify Buyer of any such dispute within such 60-day period or (ii) Seller acknowledges to Buyer in writing that the Closing Balance Sheet is accurate, then the Closing Balance Sheet shall be deemed final, binding and conclusive on the parties. In the event that Seller shall notify Buyer of any dispute, Buyer and Seller shall cooperate in good faith to resolve such dispute. In the event that the parties are unable to resolve any dispute regarding the Closing Balance Sheet within (30) days after delivery of Seller's notice (or such longer period as the parties may hereafter agree), such dispute shall be resolved by an independent public accounting firm mutually agreed to by Buyer and Seller (the "Independent Accounting Firm"). If Buyer and Seller cannot mutually agree on the identity of the Independent Accounting Firm, Buyer and Seller shall each submit the name of a "big six" accounting firm (or, if none is eligible, another nationally recognized accounting firm) that does not at the time and has not in the prior two years provided services to Buyer, Seller or any of their respective Affiliates, and thereafter the Independent Accounting Firm shall be selected by lot. Any expenses relating to the engagement of the Independent Accounting Firm shall be shared equally by Buyer and Seller. The Independent Accounting Firm shall be instructed to use every reasonable effort to make a determination within thirty (30) days of submission to it of the Closing Balance Sheet and Seller's objections with respect thereto and, in any case, as promptly as practicable after such submission. The Closing Balance Sheet, as modified by resolution of any disputes by Buyer and Seller and/or by the Independent Accounting Firm, shall be deemed to be the final, binding and conclusive Closing Balance Sheet for purposes of this Section 2.3.

               (b) ADJUSTMENT. Within five (5) business days after the Closing Balance Sheet has been finalized in accordance with subparagraph (a) above, either (i)Buyer shall pay to Seller the amount, if any, by which the aggregate Net Worth of the Companies as reflected on the Closing Balance Sheet exceeds $7,355,183, plus interest thereon from the Closing Date to the date of payment at the annual rate of 6%, or (ii) Seller shall pay to Buyer the amount, if any, by which the aggregate Net Worth of the Companies as reflected on the Closing Balance Sheet is less than $7,355,183, plus interest thereon from the Closing Date to the date of payment at the annual rate of 6%. The payment of such amount by Buyer to Seller or vice versa shall be deemed an adjustment of the Purchase Price.

Section 2.4    THE CLOSING.

               (a) The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Seller, or such other place as Seller and Buyer may mutually agree, as soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all the conditions specified in Article VIII, or such other date as Seller and Buyer may mutually agree in writing (the "Closing Date").

               (b) At the Closing, (i) Seller shall deliver stock certificates representing all of the outstanding shares of Company Common Stock, duly endorsed or accompanied by duly executed stock powers in blank having all necessary transfer stamps attached thereto against payment of the Purchase Price by Buyer, (ii) Buyer shall deliver to Seller the Purchase Price payable by wire transfer of immediately available funds to such account as Seller shall designate and (iii) Seller, the Companies and Buyer shall execute, deliver and acknowledge, or cause to be executed, delivered and acknowledged, such certificates and other documents related to the consummation of the transactions contemplated hereby as may be reasonably requested by the parties hereto.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

           Seller hereby represents and warrants to Buyer as follows:

     Section 3.1    ORGANIZATION AND QUALIFICATION.

               (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Company is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be so organized, existing, qualified and in good standing or to have such power or authority would not have a Material Adverse Effect on the Companies and their Subsidiaries taken as a whole or the ability to consummate the transactions contemplated hereby. True and complete copies of the Company Charter and the Company By-Laws, each as amended to date and currently in full force and effect, have been made available to Buyer.

          (b) Section 3.1 of the Seller Disclosure Schedule lists all Subsidiaries of any Company and correctly sets forth the capitalization of each such Subsidiary and such Company's ownership interest therein. Each such Subsidiary is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and, except as set forth in Section 3.1 of the Seller Disclosure Schedule, is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be so organized, existing, qualified and in good standing or to have such power or authority would not have a Material Adverse Effect on the Companies and their Subsidiaries taken as a whole or the ability to consummate the transactions contemplated hereby. True and complete copies of the charter and the by-laws of the respective Subsidiaries, each as amended to date and currently in full force and effect, have been made available to Buyer.

     Section 3.2    CAPITALIZATION.

               (a) As of the Closing Date, the authorized capital stock of the Companies will consist of 1,000 shares of Sutton Common Stock and 1,000 shares of Pennypower Common Stock. As of the date of this Agreement, (i) 10 shares of Sutton Common Stock and 1,000 shares of Pennypower Common Stock are issued and outstanding, respectively, and no shares of Company Common Stock are held in treasury and (ii) no shares of Company Common Stock are reserved for issuance pursuant to outstanding stock options and no shares of Company Common Stock are reserved for issuance in respect of future grants of stock options. All outstanding shares of

Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. There are no outstanding subscriptions, options, warrants, calls, rights, commitments or any other agreements to which Seller or any Company is a party or by which Seller or any Company is bound which obligate Seller or either Company to (i) issue, deliver or sell or cause to be issued, delivered or sold any additional shares of Company Common Stock or any other capital stock of any Company or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any such shares of Company Common Stock or any other capital stock of any Company or (ii) purchase, redeem or otherwise acquire any shares of Company Common Stock or any other capital stock of any Company.

             (b) Seller owns, directly or indirectly, all of the outstanding shares of, or other equity interest in, Company Common Stock free and clear of all Liens. Upon the sale of the Company Common Stock and delivery of certificates therefor to Buyer, Buyer will acquire the entire legal and beneficial interest in the Company Common Stock free and clear of any Lien except as may be created by or through Buyer or its Affiliates and subject to no legal or equitable restrictions of any kind except as may be created by or through Buyer or its Affiliates.

     Section 3.3 AUTHORITY AND VALIDITY OF AGREEMENT. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. Seller's Board of Directors has duly authorized the execution, delivery and performance of this Agreement by Seller, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming this Agreement constitutes the legal, valid and binding obligation of the other parties thereto, this Agreement constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 3.4 CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will require on the part of Seller any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity or other third party, except (i) for any applicable filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) as set forth in Section 3.4 or 3.5 of the Seller Disclosure Schedule or (iii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect on the Companies and their Subsidiaries taken as a whole or prevent the consummation of the transactions contemplated hereby.

     Section 3.5 NO VIOLATION. Except as set forth in Section 3.5 of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (i) conflict with or violate the Seller Charter or the Company Charters or the Seller By-Laws or the Company By-Laws, (ii) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration or result in the imposition of any Lien on any material assets or property of any Company pursuant to any material Contract or other obligation to which such Company is a party or by which such Company or any of its assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien) as to which requisite waivers or consents have been obtained or (iii) assuming the consents, approvals, authorizations referred to in Section 3.4 and this
Section 3.5 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to either Company or any of its assets and properties.

     Section 3.6 FINANCIAL STATEMENTS. The Financial Statements are included in
Section 3.6 of the Seller Disclosure Schedule. The Balance Sheet (including any related notes and schedules thereto) of each Company fairly presents in all material respect the financial position of such Company as of its date, and each statement of income included in the Financial Statements (including any related notes and schedules thereto) fairly presents, in all material respects, the results of operations of the Company to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied (subject to normal year-end adjustments in the case of non-annual statements and except as otherwise set forth in Section 3.6 of the Seller Disclosure Schedule). The Financial Statements have been prepared from the books and records of the Companies and their respective Subsidiaries, which accurately and fairly reflect the transactions and dispositions of the assets of the Companies and their respective Subsidiaries, except as otherwise set forth in Section 3.6 of the Seller Disclosure Schedule. There are no material liabilities, contingent or absolute, of any of the Companies and their respective Subsidiaries other than liabilities disclosed in the Financial Statements and liabilities arising in the ordinary course of business subsequent to the date of the most recent Balance Sheet of each Company and except as disclosed in Sections 3.6, 3.8, 3.9, 3.10(C) and 3.11 of the Seller Disclosure Schedule.

     Section 3.7 ASSETS. Except as set forth in Section 3.7 of the Seller Disclosure Schedule, the Companies have good and marketable title to, or a valid leasehold interest in, all assets (i) used exclusively in the business of the Companies or (ii) necessary to conduct the business of the Companies as it is presently conducted, free and clear of any lien except as may be created by or through Buyer or its Affiliates. Except as set forth in Section 3.7 of Seller's Disclosure Schedule, no Company owns any real property.

     Section 3.8 COMPLIANCE WITH LAW; ENVIRONMENTAL MATTERS. Except as set forth in Section 3.8 of the Seller Disclosure Schedule, no Company is in violation of any applicable statute, rule, regulation, decree or order of any Governmental Entity applicable to the Company, except for violations which would not have a Material Adverse Effect on the Companies and their Subsidiaries taken as a whole. Without limiting the foregoing, expect for matters which would not have a Material Adverse Effect on the Companies and their Subsidiaries taken as a whole or as set forth in Section 3.8 of the Seller Disclosure Schedule, (i) the business of each Company has been and is being conducted in compliance with applicable Environmental Laws and (ii) to the knowledge of Seller, there has been no material release at any location of any Hazardous Substance generated by any Company. Except as set forth in
Section 3.8 of the Seller Disclosure Schedule or as contemplated or permitted by this Agreement, each Company holds all Permits necessary for the conduct of its business as now being conducted, except where the failure to hold such Permits would not have a Material Adverse Effect on the Companies and their Subsidiaries taken as a whole.

     Section 3.9 LITIGATION. Except as disclosed in Section 3.9 of the Seller Disclosure Schedule, there are no claims, actions, proceedings or governmental investigations pending or, to the knowledge of any Company, threatened against any Company. Except as disclosed in Section 3.9 of the Seller Disclosure Schedule, no Company is subject to any outstanding and unsatisfied order, writ, judgment, injunction or decree or settlement or consent agreement by or with a Governmental Entity.

     Section 3.10   EMPLOYEE BENEFIT MATTERS.  All Benefit Plans are listed in
Section 3.10 of the Seller Disclosure Schedule, except such Benefit Plans which are not material. True and complete copies of the Benefit Plans have been made available to Buyer. To the extent applicable, the Benefit Plans are and have been in compliance in all material respects with the requirements of ERISA and the Code. Any Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or has been submitted to the IRS to obtain such a determination within the applicable remedial amendment period, as defined in Treas. Reg. Section 1.401 (b)-(c). No Company has any liability under Title IV of ERISA (other than for the payment of premiums, none of which are overdue). Neither Seller nor any of its ERISA Affiliates incurred or expects to incur liability in connection with an "accumulated funding deficiency" within the meaning of Section 412 of the Code, whether or not waived. No Company is or has been a party to any multiemployer plan as defined in Section 3(37) of ERISA. Except as set forth in Section 3.10(C) of the Seller Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not constitute an event under any plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employees of either Company. No Company has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA with respect to any Benefit Plan. Except as disclosed in Section 3.10 of the Seller Disclosure Schedule, each Benefit Plan has been maintained and administered in all material respects in compliance with its terms. To the knowledge of Seller, there are no pending, nor has the Company received notice of any threatened claims against or otherwise involving any of the Benefit Plans. All material contributions required to be made as of the date of this Agreement to the Benefit Plans have been made or provided for. There are no material unfunded liabilities existing under any Benefit Plans. Except as otherwise provided in
Section 6.1 hereof, no Company has any obligation to maintain any Benefit Plan and each Benefit Plan could be terminated as of the Closing and any date thereafter without any liability to Buyer, the Company or any ERISA Affiliate.

     Section 3.11 TAXES. (a) Except as disclosed in Section 3.11 of the Seller Disclosure Schedule, each Company (i) has filed (or caused to be filed) all Tax Returns required to be filed by such Company prior to the date of this Agreement, except for those Tax Returns the failure of which to file would not have a Material Adverse Effect on the Companies and their Subsidiaries taken as a whole or for which requests for extensions have been timely filed, and all such Tax Returns are correct and complete in all material respects, (ii) has paid all Taxes due and payable by such Company, (iii) has withheld and timely paid to or deposited with the appropriate Taxing Authority all monies and Taxes which such Company has been required by law to withhold from employees, contractors or customers with respect to any Pre-Closing Period and any payment made on or before the Closing Date, and (iv) has accrued on the Financial Statements (or caused to be accrued) all unpaid Taxes for all periods ending on or prior to the date of the Financial Statements of such Company. No Company has incurred any liability for Taxes subsequent to the date of the Financial Statements of such Company other than in the ordinary course of such Company's business or in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 3.11 of the Seller Disclosure Schedule, no Company has any liability for the Taxes of any corporation under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law. Except as disclosed in Section 3.11 of the Seller Disclosure Schedule, there are no Liens for Taxes on the assets of any Company, and there is no pending Tax audit, examination, refund litigation or other proceeding with any Taxing Authority which, if determined adversely, would have a Material Adverse Effect on the Companies and their Subsidiaries taken as a whole.
Except as disclosed in Section 3.11 of the Seller Disclosure Schedule, no federal income tax return of any Company, or any portion of any federal income tax return or any other company that relates to any Company, is subject to any pending audit by the IRS, and no waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency granted by either Company, or to which either Company is subject, is currently in effect.

     (b) Except as disclosed in Section 3.11 of the Seller Disclosure Schedule, neither Company (i) has filed or is subject to a consent pursuant to
Section 341(f) of the Code nor an agreement to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by such Company, (ii) has agreed, is subject to an agreement, or is required, to make any adjustment under
Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of such Company for Taxes, (iii) has made or is subject to an election, or is required, to treat any asset of such company as owned by another person pursuant to the provisions of former Section 168(f)(8) of the Code, (iv) is now or has ever been a party to, or subject to, any agreement, contract, arrangement, or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, (v) has participated in an international boycott as defined in Section 999 of the Code, (vi) is now or has ever been a "foreign person" within the meaning of Section 1445(b)(2) of the Code, or (vii) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision.

     Section 3.12   INTELLECTUAL PROPERTY.  As of the Closing Date, each
Company will own or possess rights to all Intellectual Property exclusively used in or material to the conduct of its business as now operated, except where the failure to own or possess any such Intellectual Property would not have a Material Adverse Effect on the Companies and their Subsidiaries taken as a whole. Neither Seller nor any Company has received any notice that the products of the Companies or the use thereof violate, infringe or otherwise conflict with the Intellectual Property of third parties, except as disclosed in
Section 3.12 of the Seller Disclosure Schedule.

     Section 3.13 CONTRACTS. (i) No Company is (with or without the lapse of time or the giving of notice, or both) in breach or default under any Contract with respect to which it is a party and (ii) to Seller's knowledge, none of the other parties to any such Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, in each case, except for any such breach or default that would not, individually or in the aggregate, have a Material Adverse Effect on the Companies and their Subsidiaries taken as a whole. Set forth in Section 3.13 of the Seller Disclosure Schedule is a list of all current or pending Contracts to which either Company is a party or to which either Company or any of its assets or properties is subject which individually involve payments or receipts in excess of $100,000 annually, inclusive of contracts with customers entered into in the ordinary course of business. Each such Contract is in full force and effect and neither Company has been notified or advised by any party thereto of any claim that such Company is in breach thereunder. Neither Company is a party to any arrangement with any competitors.

     Section 3.14 LABOR MATTERS. Except as disclosed in Section 3.14 of the Seller Disclosure Schedule, no Company is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Seller, threatened against any Company.

     Section 3.15 BROKERS AND FINDERS. In connection with the transactions contemplated hereby, no broker, finder or investment bank has acted directly or indirectly for Seller or either Company, and neither Seller nor any Company has incurred any obligation to pay any brokerage, finder's or other fee or commission to any person, other than Credit Suisse First Boston Corporation and Bear, Stearns & Co., Inc., the fees and expenses of which shall be borne by Seller.

     Section 3.16  ABSENCE OF CERTAIN CHANGES.  Except as disclosed in Section
3.16 of the Seller Disclosure Schedule or as contemplated by this Agreement, since the date of the Balance Sheet through the date of this Agreement, the Companies' business has been conducted only in the ordinary source consistent with past practice, and there have not been any events, changes or developments which, would be reasonably likely to have a Material Adverse Effect on the Companies and their Subsidiaries taken as a whole or prevent the consummation of the transactions contemplated hereby, other than events, changes or developments relating to the economy in general or resulting from industry-wide developments affecting companies in similar businesses or from the disclosure of the transactions contemplated by this Agreement.

     Section 3.17 NO MISSTATEMENTS/OMISSIONS. To Seller's knowledge, no representation or warranty made by Seller in this Agreement (including the Seller Disclosure Schedule attached hereto) or in any document delivered by Seller pursuant to Article VIII hereof contains any untrue statement of material fact or omits to state any material fact necessary to make such representation or warranty not misleading to a prospective purchaser of the Companies.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     Section 4.1 ORGANIZATION AND QUALIFICATION. Buyer is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be so organized, existing, qualified and in good standing or to have such power or authority would not have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole. True and complete copies of the Buyer Charter and the Buyer By-Laws, as amended to date, and Certificate of Incorporation and By-Laws of each its Subsidiaries, as amended to date and currently in full force and effect, have been made available to Seller.

     Section 4.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The Board of Directors of Buyer has duly authorized the execution, delivery and performance of this Agreement by Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming this Agreement constitutes the legal, valid and binding obligation of Seller, this Agreement constitutes the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 4.3 CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will require on the part of Buyer or any of its Subsidiaries any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity or other third party, except (i) for any applicable filings required under the HSR Act (ii) as set forth in
Section 4.3 of the Buyer Disclosure Schedule or (iii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole or prevent the consummation of the transactions contemplated hereby.

     Section 4.4 NO VIOLATION. Except as set forth in Section 4.4 of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or violate the Buyer Charter or the Buyer By-Laws or the charter or by-laws of any Subsidiary of Buyer, (ii) result in a violation of breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any Lien on any material assets or property of Buyer or any of its Subsidiaries pursuant to any Contract or other instrument or obligation to which Buyer or any of its Subsidiaries is a party of by which Buyer or any of its Subsidiaries or any of their respective assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien) as to which requisite waivers or consents have been obtained or (iii) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.3 and this Section 4.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its Subsidiaries or their respective assets or properties.

     Section 4.5 FUNDING. Buyer has cash available or has existing borrowing facilities which, together with its available cash, are sufficient to enable it to consummate the transactions contemplated by this Agreement and pay all related fees and expenses for which Buyer will be responsible and will, from time to time, provide assurances and information to Seller as shall reasonably be requested by Seller that it will have such financial capability on the Closing Date.

     Section 4.6 INVESTMENT REPRESENTATION; BUSINESS INVESTIGATION. Buyer is acquiring the shares of Company Common Stock for its own account for investment purposes only and not with a view to the distribution of the shares of Company Common Stock. Buyer acknowledges that the Company Common Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities law in reliance upon an exemption therefrom for non-public offerings, that the Company Common Stock must be held indefinitely unless the sale thereof is registered under the Securities Act or such state securities laws, or an exemption from such registration is available under Rule 144 or otherwise. Buyer (a) has such knowledge, sophistication and experience in business and financial matters that it is capable of valuing an investment in the shares of Company Common Stock, (b) fully understands the nature, scope and duration of the limitations on transfer applicable to the shares of Company Common Stock and (c) can bear the economic risk of an investment in the shares of Company Common Stock and can afford a complete loss of such investment.

     Section 4.7 BROKERS AND FINDERS. In connection with the transactions contemplated hereby, no broker, finder or investment bank has acted directly or indirectly for Buyer, and Buyer has not incurred any obligation to pay any brokerage, finder's or other fee or commission to any person.

                                   ARTICLE V

                              COVENANTS OF SELLER

     Section 5.1  ACCESS TO INFORMATION. From the date hereof until the
Closing Date, Seller will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours and on reasonable notice to the officers, properties, books and records of and relating to the Companies, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information with respect to the Companies, as such Persons may reasonably request. Any information provided, or caused to be provided, by Seller pursuant to this Section 5.1 shall be subject to the terms of the Confidentiality Agreement dated as of April 28, 1997 between Seller and Buyer.

     Section 5.2 CONDUCT OF SELLER. From the date of this Agreement until the Closing Date, Seller Agrees that, except as otherwise contemplated by this Agreement or the Seller Disclosure Schedule, or as Buyer shall otherwise consent in writing:

          (a) ORDINARY COURSE. The business of each Company shall be conducted in the ordinary course consistent with past practice and each Company will use commercially reasonable efforts to keep available the services of key employees engaged exclusively in the business of the Companies and to preserve the relationships with the key customers and suppliers and others having significant business dealings with the business of the Companies. Notwithstanding, the foregoing, nothing shall prohibit any Company from declaring, issuing, making, or paying any cash dividend or other cash distribution to its stockholders prior to the Closing or any dividend or distribution of intercompany receivables between Seller, on the one hand, and either Company or their respective Subsidiaries, on the other, prior to the Closing. Without Buyer's written consent, neither Company shall directly or indirectly do any of the following: (i) create, incur, assume, guarantee or become liable for any indebtedness for borrowed money (including capital leases) or issue any debt securities; (ii) enter into or modify any material contract, lease, agreement or commitment, other than in the ordinary course of business consistent with past practice; (iii) terminate, modify, assign (except as necessary in connection with the transactions contemplated hereby), waive, release or relinquish any material contract rights or amend any material rights or claims; (iv) except in the ordinary course of business consistent with past practice, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise); (v) make any capital expenditure or commitment, except capital expenditures that, individually, do not exceed $100,000; or (vi) take any other action that would cause the representations and warranties made by Seller herein not to be true and correct as of the Closing.

          (b) GOVERNING DOCUMENTS. No Company will amend its Company Charter or the Company By-Laws.

          (c) ISSUANCE OF SECURITIES. No Company will issue, transfer, sell or dispose of, authorize or agree to the issuance, transfer, sale or disposition of (whether through the issuance or granting of options, rights, warrants, or otherwise), any shares of capital stock or any voting securities of such Company or any options, rights, warrants or other securities convertible into or exchangeable or exercisable for any such shares of capital stock or voting securities of such Company or amend any of the terms of any securities or agreements relating to such capital stock or voting securities outstanding on the date hereof.

         (d) NO ACQUISITIONS. No Company will acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets, in any such case, except in the ordinary course of business.

          (e) NO DISPOSITIONS. No Company will sell, lease, license, encumber or otherwise dispose of or agree to sell, license, encumber or otherwise dispose of, any of its materials assets other than in the ordinary course of business consistent with past practice or pursuant to existing contractual obligations.

          (f) MAINTENANCE OF PROPERTIES. The Companies will continue to maintain and repair all property material to the operation of its business in a manner consistent in all material respects with past practice.

          (g) BENEFIT PLANS. Except as required by law or contemplated hereby or in the ordinary course of business consistent with past practice, no Company will adopt any plan, arrangement or policy which would become a Benefit Plan or amend any such plans, to the extent such adoption or amendment would result in a material increase in the benefits payable to any of its current or former employees. Seller shall be responsible for all amounts due pursuant to the retention/bonus agreements set forth in subpart (C) of Section 3.10 of the Seller Disclosure Schedule.

                                   ARTICLE VI

                               COVENANTS OF BUYER

     SECTION 6.1 COMPENSATION AND BENEFITS. (a) Except as set forth in Subparagraph (b) of this Section 6.1, Buyer will cause to remain in effect for the benefit of employees of each Company until at least February 9, 1998 all Benefit Plans that such Company sponsors or participates in (including existing severance policies and programs but excluding stock and incentive compensation plans) in effect on the date of this Agreement (or any successor plan with substantially identical terms). Until February 9, 1998, no amendment shall be made to any such Benefit Plan that materially adversely affects the rights or interests of the plan participants or beneficiaries except to the extent required by applicable law or to maintain tax qualifications. In the event that any employee of a Company is at any time after the Closing Date transferred to Buyer or any Affiliate of Buyer or becomes a participant in an employee benefit plan, program or arrangement (other than any defined benefit plan) maintained by or contributed to by Buyer or its Affiliates, Buyer shall cause such plan, program or arrangement to treat the prior service of such employee with a Company, to the extent such prior service is recognized under the comparable Benefit Plan of Seller or such Company, as service rendered to Buyer or its Affiliates, as the case may be; provided, however, that in administering such plans, programs or arrangements of Buyer or its Affiliates, Buyer may cause a reduction of benefits under any such plans, programs or arrangements to the extent necessary to avoid duplication of benefits with respect to the same covered matter or years of service.

          (b) Notwithstanding anything to the contrary contained in Subparagraph (a) of this Section 6.1:

               (i) With respect to the ABC, Inc. Savings and Investment Plan (the "ABC 401(k) Plan"), Buyer shall be required to (A) modify its existing comparable plan in order to provide thereunder benefits to each Company employee that are substantially identical to the benefits provided to such Company employee under the ABC 401(k) Plan, or (B) adopt the ABC 401(k) Plan for the benefit of the Company employees currently participating in the ABC 401(k) Plan, or (C) adopt a new plan which provides benefits to each Company employee that are substantially identical to the benefits provided to such Company employee under the ABC 401(k) Plan. In addition, Buyer and Seller shall take such steps as are reasonably necessary to enable each Company employee to transfer the assets held by such employee under the ABC 401(k) Plan into Buyer's existing comparable plan or new plan.

               (ii) With respect to the ABC, Inc. Publishing Pension Plan and related Benefit Equalization Plan (collectively, the "ABC Pension Plan"), as of the Closing, the Companies shall cease to be participating employers under the ABC Pension Plan, and Seller shall take, or cause to be taken, all actions as may be necessary to (a) effect such cessation as of the Closing Date, (b) provide that employees of the Companies as of the Closing (including those who would have satisfied the eligibility requirements of the ABC Pension Plan between the Closing and February 9, 1998) shall accrue additional benefits under the ABC Pension Plan equal to those they would have accrued if they had remained employees of the Companies or an ERISA Affiliate of the Companies for the period from the Closing Date through February 9, 1998, and (c) cause such employees to become fully vested in the ABC Pension Plan. Buyer agrees to pay Seller, on the Closing Date, an amount equal to the cost to Seller to comply with the preceding covenant with respect to benefits applicable to the period from the Closing Date through February 9, 1998; provided, however, that such payment shall not exceed $400,000. Such amount shall be mutually agreed upon by Buyer and Seller within ten (10) business days following the date of this Agreement. In the event Buyer and Seller are unable to so agree within such time, they shall immediately refer the resolution of such dispute to a mutually agreed upon independent actuary (which, if one cannot be agreed upon, shall be selected by lot in the manner prescribed in Section 2.3(a) hereof), with directions for such actuary to resolve such matter within five (5) business days. The expenses of any actuary hereunder shall be borne equally by Buyer and Seller.

                (iii) With respect to the ABC, Inc. Special Severance Program (the "Severance Plan"), Seller agrees that it shall pay and indemnify Buyer against any amounts that may become due and payable under the Severance Plan with respect to the employees listed in Subpart "C" of Section 3.10 of the Seller Disclosure Schedule. Buyer agrees that it shall pay and indemnify Seller against any amounts that may become due and payable under the Severance Plan with respect to all Company employees other than those referred to in the preceding sentence.

     Section 6.2 PERMITS. Buyer shall be responsible, at its own expense, for all Permits, licenses and other approvals required for the Companies to conduct the business of the Companies subsequent to the Closing.

     Section 6.3 CLOSING DATE TRANSACTIONS. Buyer will not cause or permit any Company to take any action on the Closing Date that is not in the ordinary course of the business of such Company.


                                  ARTICLE VII

                         COVENANTS OF BUYER AND SELLER

     The parties hereto agree that:

     Section 7.1   EFFORTS.

               (a) Subject to the terms and conditions of this Agreement and applicable law, each of the parties hereto shall act in good faith and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as soon as practicable, including such actions or things as the other party may reasonably request in order to cause any of the conditions to such other party's obligation to consummate the transactions contemplated by this Agreement to be fully satisfied. Without limiting the foregoing, the parties shall consult and fully cooperate with and provide assistance to each other in obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions or action by, and giving all necessary notices to and making all necessary findings with and applications and submissions to, or filing with any Governmental Entity as soon as reasonably practicable after filing. Prior to making any application or filing with any Governmental Entity or other person or entity in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

             (b)  As soon as practicable, and in any event no later than ten
(10) business days after the date hereof, each of the parties shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to transactions contemplated hereby and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable. Each of Buyer and Seller shall furnish to the other such information and assistance as the other shall reasonably request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Entity under the HSR Act or any comparable laws of foreign jurisdictions, and each of Buyer and Seller shall keep the other promptly apprised of any communications with, and inquiries or requests for information from such Governmental Entities.

     Section 7.2 CERTAIN FILINGS. Each of Seller and Buyer shall prepare and file any Other Filings required to be filed by them. Seller and Buyer shall cooperate with each other and provide to each other all information necessary in order to prepare the Other Filings. The information provided by Seller and Buyer for use in the Other Filings shall at all times prior to the Closing Date be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading. Each such filing shall, when filed, comply in all material respects with applicable law.

     Section 7.3 PUBLIC ANNOUNCEMENTS. Buyer and Seller will consult with each other before issuing any press release or making any public statement with respect to the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any securities exchange, will not issue any such press release or make any such public statement unless the text of such statement shall first have been agreed upon by the parties.

     Section 7.4  FILING OF TAX RETURNS AND PAYMENT OF TAXES.

             (a) Seller shall cause to be prepared and filed (or provide each Company for execution and filing, as appropriate) all Tax Returns of or including any Company (i) that pertain to or include any Pre-Closing Period and
(ii) that are not described in (i) above and that are required to be filed (with extensions) on or before the Closing Date; and Seller shall pay or cause to be paid all Tax reported, or required to be reported, on such Returns.
Buyer will pay to Seller an amount equal to the portion of any such Tax that is attributable to any Post-Closing Straddle Period within five (5) business days of receipt of written notice from Seller that any such payment is due. Buyer shall provide Seller with any assistance reasonably requested by Seller in connection with the filing of any Tax Returns described above.

             (b) From and after the Closing, Buyer shall prepare and file, or shall cause the Companies to prepare and file, all Tax Returns of or including any Company other than those described in Section 7.4(a) above and Buyer or such Company shall pay all Taxes shown thereon.

            (c) All transfer, documentary, sales, use, registration and other such Taxes (including, but not limited to, all applicable real estate transfer or gains taxes and stock transfer Taxes), any penalties, interest and additions to Tax and fees incurred in connection with this Agreement and the transactions, contemplated hereby shall be paid by the Seller. Each party to this Agreement shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

            (d) Without Seller's written consent, Buyer shall not file or permit to be filed, any amended Tax Return related to any Company with respect to any Pre-Closing Period.

            (e) Buyer shall not take or advocate any position with respect to Taxes that reasonably could be expected to materially adversely affect any tax position taken by Seller or any Affiliate thereof with respect to the Companies taken as a whole.

     Section 7.5 APPORTIONMENT. For purposes of apportioning a Tax relating to the Straddle Period between the Pre-Closing Straddle Period and the Post-Closing Straddle Period, the parties hereto shall treat the Closing Date as the last day of the Pre-Closing Straddle Period (i.e., the parties shall "close the books" on such date) and shall elect to do so if permitted by applicable law.

     Section 7.6 COOPERATION AND BOOKS AND RECORDS. After the Closing Date, Seller and Buyer shall (i) provide, and shall cause each of their Affiliates to provide, to the other party and its Affiliates (at the expense of the requesting party) such information relating to the Companies as Seller or Buyer may reasonably request with respect to Tax matters and (ii)cooperate with each other in the conduct of any audit or other proceeding with respect to any Tax involving any Company and shall retain or cause to be retained all books and records pertinent to the Companies for each Taxable Period or portion thereof ending on or prior to the Closing Date until the expiration of the applicable statute of limitations (giving effect to any and all extensions and waivers).

     Section 7.7 NOTICE OF AUDIT. If any party to the Agreement receives any written notice from any Taxing Authority proposing an adjustment to any Tax for which any other party hereto may be obligated to indemnify under this Agreement, such party shall give prompt written notice thereof to the others that describes such proposed adjustment in reasonable detail. The failure to give such notice shall eliminate the obligations of the other party hereunder, to the extent such failure materially prejudices the rights of the other party to contest such Tax.

     Section 7.8 NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                 INDEMNIFICATIONS, ETC.

            (a) SURVIVAL OF REPRESENTATIONS, WARRANTS AND COVENANTS. All covenants and agreements of the parties made in this Agreement or provided herein shall survive the Closing Date to the extent expressly provided herein and all representations and warranties of the parties made in this Agreement or as provided herein shall be made as of the date hereof and shall survive until the first anniversary of the Closing Date, notwithstanding any investigation at any time made by or on behalf of the other party; provided, however, that the representations and warranties in Sections 3.2, 3.11 and 3.15 shall survive until the expiration of the applicable statute of limitation and that the representations and warranties in Sections 3.8 and 3.10 shall survive until the third anniversary of the Closing Date (the "Survival Period").

          (b)  INDEMNIFICATION BY SELLER.

               (i) Seller shall indemnify, defend and hold harmless Buyer and each of its Affiliates (each, a "Buyer Indemnitee") from and against, and shall reimburse each Buyer Indemnitee for, all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, court costs and reasonable attorneys' fees and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' and accountants' fees) imposed upon or incurred by such Buyer Indemnitee, directly or indirectly (a "Loss" or "Losses") with respect to (A) any misrepresentation or breach of warranty contained in Article III hereof,
     (B) any breach by Seller in any material respect of any covenant or agreement of Seller contained in or arising out of this Agreement, (C) any unpaid Taxes of any Company for any Pre-Closing Period, other than Taxes against which Buyer has indemnified Seller pursuant to Section 7.8(c) below or (D) any of the litigation matters set forth in Section 3.9 of the Seller Disclosure Schedule or any other litigation matter that arises out of facts or circumstances existing at or prior to closing (the "Pre-Closing Litigation").

               (ii) Notwithstanding Section 7.8(b)(i), Seller shall not have any liability under Section 7.8(b)(i) in respect of any claim for indemnification until the aggregate amount of all Losses otherwise subject to indemnification equals or exceeds 1% of the Purchase Price (the "Basket Amount"), at which time only those aggregate Losses in excess of the Basket Amount shall be recoverable; provided, however, that in no event shall Seller's aggregate liability exceed 10% of the Purchase Price. Seller's obligation to indemnify Buyer with respect to Losses attributable to the representations and warranties contained in Section 3.2 and Section 3.15, the covenant set forth in Section 6.1(b)(iii) or to any Tax shall not be subject to the Basket Amount or maximum limit on aggregate liability set forth in this Section 7.8(b)(ii). Seller's obligation to indemnify the Buyer Indemnitees shall terminate at the end of the applicable survival period set forth in Section 7.8(a) except that any claim for indemnification in respect of which notice is given in accordance with the provisions of this Section 7.8 prior to the end of the applicable survival period shall survive with respect to such claim until final resolution thereof.

          (c) INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend and hold harmless Seller and each of its Affiliates (each, a "Seller Indemnitee") from and against, and shall reimburse each Seller Indemnitee for, all Losses with respect to (A) any misrepresentation or breach of warranty contained in
Article IV hereof, (B) any breach by Buyer in any material respect of any covenant or agreement of Buyer contained in or arising out of this Agreement,
(C) any unpaid Taxes of any Company for any Taxable Period other than a Pre-Closing Period, and (D) all Taxes attributable to (i) any extraordinary (i.e., non-ordinary course of business) transaction occurring on the Closing Date and (ii) all Taxes relating to a Pre-Closing Period to the extent such Taxes are set forth in the Tax liability amount (without regard to deferred Tax assets and liabilities) accrued on the Balance Sheets.

     (d) THIRD PARTY CLAIMS. Promptly after the receipt by any Buyer Indemnitee or Seller Indemnitee of a notice of any claim, action, suit or proceeding of any third party which is subject to indemnification hereunder, such party (the "Indemnified Party") shall give written notice of such claim to the party obligated to provide indemnification hereunder (the "Indemnifying Party"), stating the nature and basis of such claim and the amount thereof, to the extent known. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from any liability which it may have on account of this indemnification or otherwise, except to the extent that the Indemnifying Party is actually prejudiced thereby (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Subject to Section 7.10, the Indemnifying Party shall be entitled to participate in the defense of and, if it so chooses, to assume the defense of, or otherwise contest, such claim, action, suit or proceeding with counsel selected by the Indemnifying Party. Upon the election by the Indemnifying Party to assume the defense of, or otherwise contest, such claim, action, suit or proceeding, the Indemnifying Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, although the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense. Notwithstanding the foregoing, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party, if and only to the extent that (i) the Indemnifying Party has not employed counsel or counsel reasonably acceptable to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action,
(ii) the employment of counsel and the amount reimbursable therefor by the Indemnified Party has been authorized in writing by the Indemnifying Party or
(iii) in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest that would make employment of separate counsel appropriate. The parties shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims, notwithstanding any dispute as to liability as between the parties under this Section 7.8. The parties shall also cooperate in any such defense, give each other reasonable access to all information relevant thereto and use commercially reasonable efforts to make employees and other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided in connection therewith. In addition, in the case of claims relating to environmental matters, the Indemnifying Party shall be given reasonable access to the relevant sites and shall have the right to attend all material meetings with Governmental Agencies or other third parties responsible for the claim or any related remedial action. Whether or not the Indemnifying Party shall have assumed the defense, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld or delayed.

          (e) INDEMNIFICATION AMOUNTS. Any Tax or other Loss for which indemnification is provided under this Agreement shall be (i) increased to take account of the present value of any net Tax Cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder and (ii) reduced to take account of the present value of any net Tax Benefit realized by the Indemnified Party arising from the incurrence or payment of any such Tax or other Loss. In the event an Indemnified Party or any Affiliate thereof (including, without limitation, the Companies) obtains an increase in the basis of any asset (other than stock) directly or indirectly as a result of any event giving rise to any Tax for which such Indemnified Party would be entitled to indemnification if it paid or otherwise incurred the economic burden associated therewith, such Indemnified Party shall be deemed to have received a net Tax Benefit, computed at the highest relevant marginal Tax rate in effect at that time. In addition, any indemnification payments shall be made no later than 15 days after written notice of a Final Determination with respect to any Tax for which indemnification is provided by the Indemnifying Party.

          (f) PRE-CLOSING LITIGATION. With respect to the Pre-Closing Litigation, (i) Seller shall be entitled to assume the defense of, or otherwise contest, such matter with counsel selected by Seller, and Buyer shall be entitled to participate in such defense or contest at its own expense; (ii) the parties shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims with the interests of both Buyer and Seller in mind, and (iii) the parties shall cooperate in any such defense, given each other reasonable access to all information relevant thereto and use commercially reasonable efforts to make employees and other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided in connection therewith. In addition, Seller shall not be obligated to indemnify Buyer for any settlement of a Pre-Closing Litigation matter entered into without Seller's prior written consent, which consent shall not be unreasonably withheld or delayed.

     Section 7.9 EXCLUSIVE REMEDIES. The sole and exclusive remedy of a party to this Agreement for any claim arising under this Agreement against another party hereto, other than a claim arising out of a willful breach or fraud, shall be the indemnification provided in Section 7.8 hereof, and each party agrees that it will not pursue any other remedy, except that any such party may seek specific performance or injunctive relief.

     Section 7.10. TAX CONTESTS. The Indemnifying Party and its duly appointed representatives shall have the sole right to negotiate, resolve, settle or contest any claim for Tax made by a Taxing authority with respect to which the Indemnifying Party is bound to indemnify an Indemnified Party under
Section 7.8; provided, however, that the Indemnifying Party shall not initiate any claim, settle an issue, file any amended Tax Return, take or advocate any position or otherwise take any action that could adversely affect the Indemnified Party or any of its Affiliates, without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a claim for the Tax made by a Taxing authority with respect to which the Indemnifying Party is bound to indemnify an Indemnified Party under Section 7.8, the Indemnified Party may defend the same at the reasonable expense of the Indemnifying Party (in accordance with the provisions of Section 7.8 hereof) in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

     Section 7.11 NOTICES OF CERTAIN EVENTS. Each of Buyer and Seller shall promptly notify the other following the receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby or of any action, suit, claim or proceeding commenced or, to its knowledge threatened, against it which relates to or seeks to prohibit the consummation of the transactions contemplated hereby.

     Section 7.12 IMPLIED WARRANTIES. Except as expressly provided in this Agreement, Seller has not made and is not making any representation or warranty whatsoever to Buyer as to the Companies or their respective businesses. Without limiting the foregoing, Buyer acknowledges that Buyer, together with its advisors, has made its own investigation of the Companies and their respective businesses and is not relying on any implied warranties (whether of merchantability or fitness for a particular purpose or otherwise), or upon any representation or warranty whatsoever as to the prospects (financial or otherwise), or the viability or likelihood of success, of the businesses of the Company as conducted after the Closing Date, or upon the information contained in the Confidential Information Memorandum furnished by Credit Suisse First Boston Corporation and Bear, Stearns & Co., Inc. on behalf of Seller, or in any subsequent or supplemental materials provided by Seller, except as expressly provided in this Agreement.

     Section 7.13  SECTION 338 MATTERS.  (a) Seller shall join Buyer in making
(i) the joint election provided for in Section 338(h)(10) of the Code and the Treasury regulations promulgated under Section 338(h)(10) of the Code (the "Section 338 Regulations") with respect to the purchase of the Company Common Stock and (ii) such other similar elections as may be available to achieve substantially the same results to the parties for state income or franchise tax purposes as the joint election referred to under the preceding subpart (i) achieves for federal income tax purposes (collectively the "Section 338 Elections"). Seller and Buyer shall comply fully with all filing and other requirements necessary to effectuate the Section 338 Elections on a timely basis and agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of the Section 338 Elections, including the exchange of information and the joint preparation, which shall be completed as of the Closing Date or as soon thereafter as is reasonably practicable, and filing of IRS Form 8023-A and related schedules.

     (b) Within ninety (90) days after the Closing Date, Buyer shall calculate and provide to Seller an allocation of the deemed sale price as computed under Treasury regulation Section 338(h)(10)-1(f)(or similar state law provisions) among the assets of the Companies in accordance with the Section 338 Regulations (the "Allocation"). Seller and Buyer agree to act in accordance with the Allocation in the preparation and filing of all Tax Returns and in the course of any Tax audit, appeal or litigation relating thereto.

                                  ARTICLE VIII

                        CONDITIONS TO THE STOCK PURCHASE

     Section 8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any and/or all of which may be waived in writing by Seller or Buyer in whole or in part to the extent permitted by applicable law.

          (a) NO INJUNCTION. No federal or state governmental or regulatory body or court of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order which is in effect and which prohibits or enjoins the consummation of the transactions contemplated hereby; provided, that the parties shall use commercially reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted; and

          (b) HSR ACT WAITING PERIOD. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby, other than an action which shall have been withdrawn or terminated.

     Section 8.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. The obligation of Seller to effect the transactions contemplated hereby is also subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived by Seller:

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Buyer herein shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all material respects only as of such specific date or time;

          (b) COMPLIANCE WITH COVENANTS. Buyer shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date;

          (c) OFFICER'S CERTIFICATES. Seller shall have received such certificates of Buyer, dated the Closing Date and signed by an executive officer of Buyer, to evidence satisfaction of the conditions set forth in the
Article VIII (insofar as each relates to Buyer) as may be reasonably requested by Seller; and

          (d) CONSENTS. All consents, approvals, orders, authorizations, registrations, declarations, and filings referred to in Section 3.4 required to be obtained or made prior to the Closing Date shall have been made or obtained.

     Section 8.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. The obligation of Buyer to effect the transactions contemplated hereby is also subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived by the Buyer:

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the Seller herein shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except (i) for changes permitted or contemplated by this Agreement, (ii) representations and warranties that are made as of a specific date or time, which shall be true and correct in all material respects only as of such specific date or time, and
(iii) to the extent that any failures to be true and correct, in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on the Companies taken as a whole;

          (b) COMPLIANCE WITH COVENANTS. Seller shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date;

          (c) OFFICER'S CERTIFICATES. Buyer shall have received such certificates of Seller, dated the Closing Date, signed by an executive officer of Seller to evidence satisfaction of the conditions set forth in this Article VIII (insofar as each relates to Seller) as may be reasonably requested by Buyer; and

          (d) CONSENTS. All consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.3 required to be made or obtained prior to the Closing Date shall have been made or obtained.

                                   ARTICLE IX

                                  TERMINATION

     Section 9.1 TERMINATION. This agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

          (a)  by mutual written consent of Seller and Buyer;

          (b) by either Seller or Buyer, if (i) any federal or state court of competent jurisdiction or other federal or state governmental or regulatory body shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated by this Agreement and such judgment, injunction, order or decree shall have become final and nonappealable (provided, that the party seeking to terminate this Agreement pursuant to this paragraph (b) shall have used commercially reasonable efforts to remove such judgment, injunction, order or decree) or (ii) any statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority after the date of this Agreement which prohibits the consummation of the transactions contemplated hereby shall be in effect;

             (c) by Seller, if any condition in Section 8.1 or 8.2 has not been satisfied or waived prior to the Termination Date; or

             (d) by Buyer, if any condition in Section 8.1 or 8.3 has not been satisfied or waived prior to the Termination Date.

     Section 9.2 EFFECT OF TERMINATION. In the event of any termination of this Agreement pursuant to Section 9.1 hereof, this Agreement forthwith shall become void and of no further force or effect, and no party hereto (or any of its Affiliates, directors, officers, agents or representatives) shall have any liability or obligation hereunder, except that termination shall not affect (i) the obligations of the parties or the representations and warranties of the parties contained in Sections 3.15, 4.7, 7.3 and Section 10.4 and the confidentiality provisions of Section 5.1, which shall survive any such termination and (ii) the rights and remedies available to a party as a result of any breach of any representations, warranties or covenants hereunder.

                                   ARTICLE X

                                 MISCELLANEOUS

     Section 10.1 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by fax (with immediate confirmation) or nationally recognized overnight courier service, as follows:

             (b)    if a Buyer, to:

                    Harte-Hanks Communications, Inc.
                    200 Concord Plaza Drive, Suite 800
                    San Antonio, Texas  78291

                    Attn:  Donald R. Crews
                    Fax:   (210) 829-9403
               with a copy to:

               Hughes & Luce, L.L.P.
               1717 Main Street, Suite 2800
               Dallas, Texas 75201

               Attn: Alan J. Bogdanow
               Fax:  (214) 939-6100

          (b)  if to Seller, to:

               ABC, Inc.
               77 West 66th Street
               New York, New York 10023

               Attn: Phillip J. Meek
               Fax:  (212) 456-6067

               with a copy to:

               The Walt Disney Company
               500 South Buena Vista Street
               Burbank, California 91521

               Attn: Sanford M. Litvack
               Fax:  (818) 563-1766

or to such other Person or address or facsimile number as any party shall specify by like written notice to the other parties hereto (any such notice of a change of address to be effective only upon actual receipt thereof).

     Section 10.2 ENTIRE AGREEMENT. This Agreement (including the schedules, exhibits and other documents referred to herein), together with the Confidentiality Agreement referred to in Section 5.1, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements and understandings between any of the parties hereto with respect to the subject matter hereof.

     Section 10.3 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned, in whole or in part, by either party (whether by operation of law or otherwise) without the prior written consent of the other party hereto; provided that Buyer may assign all of its rights and obligations under this Agreement to Buyer's successor in interest to Buyer's "Shopper" line of business (which includes the Companies' line of business) in the event of a spin-off transaction or Buyer may assign all of its rights (but not its obligations) under this Agreement to an Affiliate of Buyer. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     Section 10.4 FEES AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party which incurs such cost or expense.

     Section 10.5 AMENDMENTS. This Agreement may be amended by the parties at any time prior to the Closing Date; provided, that this Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 10.6 WAIVERS. At any time prior to the Closing Date, Seller, on the one hand, or Buyer, on the other hand, may, to the extent legally allowed,
(a) extend the time specified herein for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants of such other party or parties (as the case may be) contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party or parties to be bound thereby. No such extension or waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach of or other failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies.

     Section 10.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     Section 10.8 CAPTIONS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 10.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     Section 10.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable principles of conflicts of law.

     Section 10.11 LIMITATIONS OF REMEDIES. Absent fraud or a willful breach of this Agreement, neither party hereto shall be liable to the other for indirect, special, incidental, consequential or punitive damages claimed by such other party resulting from such first party's breach of its obligations, agreements, representations or warranties hereunder, provided that nothing hereunder shall preclude any recovery by an indemnified party against an indemnifying party for third party claims.

     Section 10.12 REPRESENTATION BY COUNSEL: Interpretation. Buyer and Seller each acknowledge that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it, has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Seller.

     IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.


                              ABC, Inc.


                              By: /s/ THOMAS STAGGS
                                  -----------------------------------
                                  Name:  Thomas Staggs
                                  Title: Vice President



                              Harte-Hanks Communications, Inc.



                              By:  /s/ DONALD R. CREWS
                                  -----------------------------------
                                  Name:  Donald R. Crews
                                  Title: Senior Vice President, Legal